THIS MANAGEMENT AGREEMENT made this 1st day of January, 2008

BETWEEN

SCOUT EXPLORATION INC., a body corporate, having offices in the
City of Calgary in the Province of Alberta (hereinafter referred to as "Scout")

And

KERRISDALE CONSULTING INC., a body corporate, having offices in the
City of Calgary in the Province of Alberta (hereinafter referred to as the "Consultant").

WHEREAS Scout wishes to retain the services of the Consultant for the purposes of performing the duties and functions of a Manager and a Geologist of Scout and to provide geological advice and expertise, all on the terms and conditions and to the extent hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties hereto do covenant and agree as follows:

ARTICLE I - Statement of Work

1.01  For the period January 1, 2008 to December 31, 2008 inclusive (the "Contract Period"), Scout will retain (subject to termination as provided in Article IX hereof) the Consultant under the terms of this Agreement to perform work with no minimum and no maximum number of working days, unless otherwise mutually agreed upon.

1.02  During the Contract Period the Consultant shall, in a careful, prudent and professional manner, perform the duties and functions normally performed by a company Manager and a Geologist of Scout, as more particularly outlined in the Job Description attached to and incorporated into this Agreement as Schedule "A", and shall render such other geological and management advice and expertise as may from time to time be requested by Scout (herein called the "Work").

1.03  The Consultant shall perform and complete the Work to the satisfaction of Scout and shall comply with all reasonable instructions and directions from Scout in connection herewith.

ARTICLE II - Conduct of Work

2.01  The parties agree that this is a personal services contract and that the Consultant will dedicate to the performance of the Work the personal services of Brian Mahood and will not utilize the services of any other individual for such purpose.

2.02  The Work shall be performed at the offices of Scout, at the City of Calgary, in the Province of Alberta and in such other locations as Scout may reasonably require.

2.03  Scout will provide the data base, maps, computer services and other facilities and requirements reasonably required by the Consultant for the performance of the Work.

ARTICLE III - Reports and Co-operation

3.01  The Consultant shall provide reports in such form and context as Scout may reasonably request respecting the Work.

3.02  The Consultant shall, during the Contract Period, co-operate and work with other consultants engaged by Scout and/or Scout employees engaged in related work.  In so doing, the Consultant shall make all information available as required by Scout.

ARTICLE IV - Confidentiality

4.01  The Consultant shall keep confidential and in the strictest secrecy both during the term of this Agreement and after termination thereof any and all information obtained, directly or indirectly, as a result of or in connection with the Work, unless the release of such information is specifically authorized in writing by Scout, is subject to disclosure required by law, rule, order or regulation or such information becomes public in the general course of business.

4.02  After termination of this Agreement, the Consultant agrees not to engage in competition with Scout for a period of six (6) months with respect to any oil or gas prospects discovered by or made known to the Consultant during the performance of the Work.

4.03  Title to all designs, technical reports, photographs, drawings, plans, specifications, models, patterns, samples, patents, inventions, methods and processes, data, design reports, leads, prospects and all other information and material of whatever kind, and whether of a proprietary nature or not, arising out of or as a result of the Work shall vest in Scout.  All copies of any documents, reports, maps and other information and material created or obtained by the Consultant in the course of the performance of the Work are to be returned to Scout upon termination of this Agreement.

4.04  The Consultant shall be able to perform Work for other clients as long as such Work does not conflict with Scout's activities.

ARTICLE V - Indemnity and Insurance

5.01  The Consultant shall indemnify and save harmless Scout from and against any and all claims, damages, loss, costs, actions and expenses which it may at any time incur or suffer as a result of or arising out of any act or omission by the Consultant, any injury to persons (including injuries resulting in death)  or loss of or damage to property incurred during and arising out of the conduct of the Work.

5.02  The Consultant shall be responsible for it’s own insurance for medical expenses and against accident and sickness (including disability and death).

ARTICLE VI - Payment to Consultant

6.01  Scout agrees to pay to the Consultant a fee of $1,000.00 CDN (one thousand dollars) per month for each month of the Contract Period for the performance of the Work, subject to such deductions pursuant to

Article 6.04.  All payments shall be subject to the Goods and Services Tax (GST) and/or other such government charges that are required by law from time to time to be paid.

6.02  The Consultant shall perform the Work during the normal Scout hours of 8:00 a.m. to 5:00 p.m. or at other such times as Scout or the performance of the Work may reasonably require.

6.03  Scout shall reimburse the Consultant for all reasonable expenses incurred by him in carrying out the Work, provided that all such expenses are previously authorized by Scout.

6.04 Amounts for income tax, Canada Pension Plan, Unemployment Insurance or any other contributions or deductions which are required by law from time to time to be paid shall not be deducted by Scout and shall be the responsibility of the Consultant.

ARTICLE VII - Invoicing and Payment

7.01  The Consultant shall submit to Scout a monthly invoice for the work performed plus expenses incurred within 5 (five) working days following the month for which the invoice is applicable.  Scout shall promptly pay such invoice within 10 (ten) working days following receipt of the invoice.

ARTICLE VIII - Non-Agency

8.01  The Consultant is and shall at all times during the Contract Period be an independent consultant with respect to the performance of the Work.  The Consultant shall not be the agent, representative, employee or servant of Scout in the performance of the work unless expressly authorized by Scout in writing.

ARTICLE IX - Termination

9.01  Notwithstanding anything herein contained or contained in any Statute, Legislation or Regulation, it is agreed that if Scout shall consider it necessary or desirable for any reason whatsoever to terminate this Agreement prior to the end of the contract Period, then Scout may terminate this Agreement on five (5) working days written notice to the Consultant and payment of the remaining monies (per Article 6.01) owed for the remainder of the Contract Period.  Notwithstanding anything herein contained or contained in any Statute, Legislation or Regulation, it is agreed that if the Consultant shall consider it necessary or desirable for any reason whatsoever to terminate this Agreement prior to the end of the contract Period, then the Consultant may terminate this Agreement on five (5) working days written notice to Scout.  In the event of such a termination, Scout shall only be responsible to compensate the Consultant for the months prior to and during the month in which the termination is submitted and for approved expenses incurred prior to the date of termination.

9.02  Notwithstanding anything herein contained, in the event that the Consultant should become disabled through illness or accident and be unable to perform the service required of him hereunder, then this Agreement shall thereupon terminate without notice to the Consultant and Scout shall only be responsible to compensate the Consultant for the months prior to and during the month in which the termination is submitted and for approved expenses incurred prior to the date of termination.

ARTICLE X - Term of Contract

10.01  Subject to Article IX, this Agreement shall terminate on December 31, 2008, unless extended by mutual written consent of Scout and the Consultant.

ARTICLE XI - Miscellaneous

11.01  The Consultant shall not assign this Agreement or any portion thereof without the prior written consent of Scout.

11.02  The parties hereto acknowledge and agree that this Agreement contains the entire agreement between them and supersedes all prior agreements or understandings, oral or written, heretofore made between the parties in relation to work to be performed by the Consultant for Scout.  Without restriction of the foregoing, the Consultant hereby specifically agrees that this Agreement operates in full satisfaction and settlement of any claims he might have for the performance of work as a Manager and a Geologist on behalf of Scout previously contemplated by the parties hereto.

11.03  For all purposes of or incidental to this Agreement, a notice to any party hereunder may be delivered personally, be electronic email or by ordinary first-class prepaid mail addressed to the appropriate party at the following address:

Scout Exploration Inc.
609 - 475 Howe Street
Vancouver, B.C.  V6C 2B3

Attention:  Jason Walsh
Email:  jwalsh@thelonventures.com

Kerrisdale Consulting Inc.
600, 600 – 6th Avenue S.W.
Calgary, Alberta  T2P 0S5

Attention:  Brian C. Mahood
Email:  brian.mahood@kerrisdaleresources.com

Any notice delivered by ordinary first-class prepaid mail shall be deemed delivered three days after posting in Canada.

11.04  This Agreement shall be governed by and interpreted in accordance with the laws of Alberta and the parties agree to attorn to the jurisdiction of the Courts of Alberta.

11.05  Time shall be of the essence of this Agreement.

11.06  The headings used in this Agreement are for convenience only and are not to be considered a part of the Agreement and do not in any way limit or amplify the terms and provisions hereof.

11.07  When the context so requires, the singular shall be read as if plural and the provisions hereof shall be read with all grammatical changes necessary upon the person referred to being male, female, firm or corporation.

11.08  In the event any provisions of this Agreement shall be deemed or found invalid or void, in whole or in part, by any Court of competent jurisdiction, the remaining terms and provisions hereof shall remain in full force and effect.

IN WITNESS WHEROF the parties hereto have executed this Agreement the day and year first above written.

                   SCOUT EXPLORATION INC.

                   Per:    _________________________________
                    President

                   Per:    _________________________________

                                                   KERRISDALE CONSULTING INC.

   Per:    _________________________________

SCHEDULE "A"

SCOUT EXPLORATION INC.

JOB DESCRIPTION

1.	Assist Scout with the purchase of the interests of the Joint Venture partners of Kerrisdale Resources Ltd.

2.	Manage the assets purchased from Kerrisdale Resources Ltd. and any other oil and gas assets acquired in Canada.

3.
Conduct geological studies and prepare recommendations relative to exploratory and development activities approved by Scout.  Collect and direct the preparation and/or analysis of geophysical data in order to recommend appropriate exploratory and development procedures.

4.	Assist Scout in making reserve estimates and economic analyses.

5.	Maintain contact with outside personnel in industry, associations and government in order to further Scout's interests.

6.	Perform other work and duties for which the Consultant is qualified as may be required from time to time.